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                                                                   EXHIBIT 10.13
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[ReleaseNow.com Corporation letterhead]

May 20, 1999

Michael Maulick
2767 Gaspar Court
Palo Alto, CA 94306

Dear Michael:

          On behalf of ReleaseNow.com Corporation (the "Company"), I am pleased to offer you the position of President reporting to Carolyn Rogers, Chief Executive Officer. As President, you will be an officer of the Company.

          The terms of your relationship with the Company will be indicated herein. Your expected start date with the Company is May 21, 1999.

          Your annual base salary will be $200,000. Your salary will be paid on a semi-monthly basis (subject to normal required withholdings and deductions). You will also be eligible for up to a $100,000 annual performance bonus based on achieving your mutually agreed upon MBO's with Carolyn. Such bonus shall be guaranteed for the first twelve months of continuous employment and shall be payable on a quarterly and prorated basis.

          In addition, you will also be granted an option to purchase 700,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, which is not expected to exceed $4.00 per share, subject to the approval of the Board of Directors of the Company. This option shall be an incentive stock option to a maximum extent permitted by law and shall be immediately exercisable for all of the option shares. This stock will vest at the rate of 1/4 of the shares one year after commencement of employment and 1/48th of the shares each month thereafter of completed employment for the subsequent 36 months. Therefore, upon completion of your fourth full year of continuous employment with the Company, the stock option will be fully vested. Upon the consummation of a merger or sale of assets involving more than a 50% change of ownership of the outstanding voting securities of the Company, 50% of all of your then unvested shares of Common Stock shall vest and the applicable repurchase right shall so lapse accordingly.

          The Company will reimburse all prudent and reasonable business expenses and provide cellular telephone, mobile PC, and related equipment to perform your duties.
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[ReleaseNow.com Corporation letterhead]

          The Company provides a comprehensive Cafeteria Benefits Program in which you will be eligible to participate immediately upon your first day of employment. The Company provides you with $160 each month to use towards your benefit elections. This program includes medical, dental, vision, disability, life insurance and health care/dependent care reimbursement accounts. We also have a 401(k) Plan which you will be eligible to participate in beginning July 1, 1999. The Company also offers a Personal Time Off (PTO) Plan under which you accrue 1.25 days per month to be used for vacation, illness or any other situation where time off is needed. You will also receive 10 paid holidays per calendar year. Enclosed is a benefits summary which will give you an overview of the Company benefits. You will receive detailed benefits information after your employment start date.

          As a condition of employment at the Company, you are required to produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of two pieces of identification (that is, Social Security Card, a valid drivers license, or birth certificate). This documentation must be available on your first day of work.

          It will also be necessary to sign the Company's standard confidentiality agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. Please note, as with all of our employees, your employment with the Company is not for a specific term and can be terminated by either of us with or without cause, at any time, for any reason.

          If your employment is terminated, you may be entitled to certain other benefits. The following definitions and terms apply to any termination of your employment:

          A. If you are terminated without cause of a constructive termination occurs, you will receive as a severance benefit one year of base salary, reimbursement for continuation of benefits pursuant to COBRA for six months after the date of termination, and immediate vesting of 35% of all of your then unvested shares of your initial grant of stock options.

          B. If your employment is terminated for cause, all of your rights to compensation and benefits under this agreement shall immediately terminate, except that you shall be entitled to: 1) any unpaid portion of your salary and guaranteed bonus for periods before the date of the termination, 2) any accrued benefits up to such date, and 3) any benefits that are required to be provided after such date under the general provisions of the Company's benefit plans in which you are a participant as of the date of termination. For purposes of this subparagraph, "cause" shall exist if you are grossly negligent of your duties under this agreement, commit an act of dishonesty or breach of trust, or act in a manner that is intentionally inimical or injurious to the business interests of the Company, or are convicted of a felony, or you violate any of your other agreements with the Company.

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          C.  if you voluntarily resign, all of your rights to compensation and benefits under this agreement shall immediately terminate, except that you shall be entitled to: 1) any unpaid portion of your salary and guaranteed bonus on a pro-rata basis for periods before the date of the termination, 2) any accrued benefits up to such date, and 3) any benefits that are required to be provided after such date under the general provisions of the Company's benefit plans in which you are a participant as of the date of termination.

          D. For purposes of this subparagraph, a constructive termination means: 1) your demotion or a significant reduction in your duties or responsibility, 2) an involuntary reduction in base salary and / or under the Company's group benefit plan, except to the extent that all other executive officers are similarly affected by either of those reductions, 3) an involuntary relocation of the Company more than 100 miles from its present location resulting in a significantly increased time of commute between your current residence and the Company's location, except to the extent that all other executive officers are affected by any such relocation or 4) any material uncured breach by the Company of the material terms of this agreement.

          Again, let me indicate how pleased we are to extend you this offer and look forward to having you as part of our team! If you have any questions, please do not hesitate to call me at the office (650) 620-1070. We look forward to seeing you soon.


                                             Very truly yours,


                                             /s/ Carolyn A. Rogers


                                             Carolyn A. Rogers
                                             CEO
                                             ReleaseNow.com Corporation

To accept this offer and confirm your start date, please sign and date this offer letter and return in the enclosed envelope.


I am pleased to accept this offer.  I will start work on May 21st 1999


Signature:  /s/ Michael J. Maulick      Date:  May 21st 1999
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